UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 15, 2019

OFFICE PROPERTIES INCOME TRUST

(Exact Name of Registrant as Specified in Its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

001-34364	26-4273474
(Commission File Number)	(IRS Employer Identification No.)

Two Newton Place, 255 Washington Street, Suite 300 Newton, Massachusetts	02458-1634
(Address of Principal Executive Offices)	(Zip Code)

617-219-1440

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

In this Current Report on Form 8-K, the terms “we”, “us” and “our” refer to Office Properties Income Trust.

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 15, 2019, our Board of Trustees, or our Board, pursuant to a recommendation of the Nominating and Governance Committee of our Board, increased its size from six to eight members, with one new Trustee to be in Class II of our Board with a term expiring at our 2020 annual meeting of shareholders and the other new Trustee to be in Class III of our Board with a term expiring at our 2021 annual meeting of shareholders, and in order to fill the vacancies created by such increase, elected Donna D. Fraiche and William A. Lamkin, as Independent Trustees in Class II and Class III of our Board, respectively, with a term expiring at our 2020 annual meeting of shareholders and our 2021 annual meeting of shareholders, respectively. Ms. Fraiche and Mr. Lamkin were also each elected as a member of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee of our Board.

Also on January 15, 2019, in order to rebalance the Classes of our Trustees in terms of gender and independence, Barbara D. Gilmore resigned as an Independent Trustee in Class III of our Board with a term expiring at our 2021 annual meeting of shareholders, and our Board, pursuant to a recommendation of the Nominating and Governance Committee of our Board, accepted her resignation and thereafter elected Ms. Gilmore as an Independent Trustee in Class I of our Board with a term expiring at our 2019 annual meeting of shareholders to fill the vacancy created by her resignation. Ms. Gilmore was also elected as a member of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee of our Board.

Ms. Fraiche, age 67, is senior counsel in the law firm of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC and has practiced law in that firm since 2004. Previously, Ms. Fraiche practiced law with the firm now known as Locke Lord LLP in New Orleans. Ms. Fraiche is currently president of the Louisiana State Supreme Court Historical Society. She was recently appointed to the American Hospital Association Committee on Governance and is a past president and a fellow of the American Health Lawyer’s Association. She is a former chair of the Louisiana Health Care Commission and has previously served as chair of the Long Term Community Planning Task Force and Health Care Committee of the Louisiana Recovery Authority, delegate of the Louisiana Recovery Authority to the Louisiana Health Care Redesign Collaborative, and past chair of the board of trustees of Loyola University, among numerous other business and civic responsibilities. She serves on the executive board and on the investments committee of the Baton Rouge Area Foundation and serves as chair of the board and on the executive committee, finance committee and real estate committee of Women’s Hospital. Ms. Fraiche also serves as Honorary Consul for Japan in New Orleans. Ms. Fraiche currently serves as an independent director of Five Star Senior Living Inc., or FVE, and as an independent trustee of Hospitality Properties Trust, or HPT, and previously served as an independent trustee of Select Income REIT, or SIR, from 2012 until 2018.

Mr. Lamkin, age 59, has been a partner in Ackrell Capital LLC, a San Francisco based investment bank, since 2003. Prior to being a partner in Ackrell Capital LLC, he was employed as a financial consultant and as an investment banker, including as a senior vice president in the investment banking division of ABN AMRO. Prior to working as a financial consultant and as an investment banker, Mr. Lamkin was a practicing attorney. Mr. Lamkin currently serves as an independent trustee of HPT, and previously served as an independent trustee of SIR from 2012 until 2018 and as an independent trustee of Equity Commonwealth from 2006 until 2014.

Our Board concluded that each of Mses. Fraiche and Gilmore and Mr. Lamkin is qualified to serve as our Independent Trustee in accordance with the requirements of The Nasdaq Stock Market LLC, the Securities and Exchange Commission and our bylaws. For their service as Trustees, Ms. Fraiche and Mr. Lamkin will be entitled to the compensation we generally provide to our Independent Trustees, with the annual cash fees prorated, and Ms. Gilmore will continue to receive the compensation we provide to her as an Independent Trustee. A summary of our currently effective trustee compensation is filed as Exhibit 10.1 to our Current Report on Form 8-K dated May 24, 2018 and is incorporated herein by reference. There is no arrangement or understanding between Ms. Fraiche, Ms. Gilmore or Mr. Lamkin and any other person pursuant to which Ms. Fraiche, Ms. Gilmore or Mr. Lamkin, respectively, was selected as a

Trustee. There are no transactions, relationships or agreements between Ms. Fraiche, Ms. Gilmore, Mr. Lamkin and us that would require disclosure pursuant to Item 404(a) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OFFICE PROPERTIES INCOME TRUST

By:	/s/ Jeffrey C. Leer
Name:	Jeffrey C. Leer
Title:	Chief Financial Officer and Treasurer

Date: January 22, 2019